               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          Schedule 13D

            Under the Securities Exchange Act of 1934
                      (Amendment No. ____)

                  _____________________________


                      Web Press Corporation
                      _____________________
                        (Name of Issuer)

                  Common Stock - Par Value .025
                 _______________________________
                 (Title of Class of Securities)

                           947330 10 6
                         ______________
                         (CUSIP Number)

                 ______________________________
                      ____________________

Gary Palmer, 22023 68th Avenue South, Kent, WA  98032, (253)395-3343
____________________________________________________________________
          (Name, Address and Telephone Number of Person
        Authorized to Receive Notices and Communications)
_________________________________________________________________

_________________________________________________________________

                             6/20/97
    _______________________________________________________
    (Date of Event Which Requires filing of this Statement)

     If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule
13d-1(b)(3) or (4), check the following box ___ .

     NOTE:     Six copies of this statement, including all
exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                 (Continued on following pages)

CUSIP NO.  947330 10 6             13d           Page 2 of 4 Pages
           ___________

1.   NAME OF REPORTING PERSON

     Gary Palmer
     __________________

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ###-##-####
     ___________


2.   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   (b) X
                                                     ___   ___


3.   SEC USE ONLY ____________________________________________

4.   SOURCE OF FUNDS (PF)
                     ____

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)  ____

6.   CITIZENSHIP OR PLACE OR ORGANIZATION    U.S.A.
                                             ______

NUMBER OF SHARES              7.   SOLE VOTING POWER
    BENEFICIALLY                   256,500 shares
                                   _______
   OWNED BY EACH              8.   SHARED VOTING POWER
       REPORTING                   _______ shares
          PERSON              9.   SOLE DISPOSITIVE POWER
            WITH                   256,500 shares
                                   _______

                             10.   SHARED DISPOSITIVE POWER
                                   _______ shares

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     256,500
     _______


12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
     CERTAIN SHARES      _____

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11   8.26%
                                                        _____

14.  TYPE OF REPORTING PERSON                     IN
                                                  __

                                                Page 3 of 4 Pages


ITEM 1.   SECURITY AND ISSUER
          ___________________

          The title of the class of equity securities to which this statement relates is shares of the Common Stock, no par value (the "Shares") of Web Press Corporation, a Washington corporation (the "Issuer"). The address of the principal executive offices of the Issuer is:

               22023 68th Avenue South
               _______________________
               Kent, WA  98032
               _______________________


ITEM 2.   IDENTITY AND BACKGROUND
          _______________________

          This statement is being filed by Gary Palmer, a ___________________ whose principal business address is 22023
68th Avenue South, Kent, WA  98032.

     To the best of my knowledge, I, Gary Palmer, have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION
          _________________________________________________

          Personal 401(k) funds of Gary Palmer
          ____________________________________

ITEM 4.   PURPOSE OF TRANSACTION
          ______________________

          Long-term investment.  Change directors from 3 to 7,
          ____________________________________________________
          Board of Directors Participation.
          ____________________________________________________


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER
          ____________________________________

     A.   ________________________________________________

          a.   Aggregate number of shares owned:  256,500
                                                  _______
               Percent of class:  8.3%
                                  ____

          b.   1.   Sole power to vote or direct vote:
                    256,500
                    _______

                                                Page 4 of 4 Pages


               2.   Shared power to vote or to direct vote:
                    _______________

               3.   Sole power to dispose of or to direct the
                    disposition:  256,500
                                  _______

               4. Shared power to dispose of or to direct the disposition: ________

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER
          _________________________________________________________

          None
          ____

ITEM 7.   MATERIALS TO BE FILED AS EXHIBITS
          _________________________________

          Exhibit A:     Power of Attorney

          None
          ____



                            SIGNATURE
                            _________


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:         June 30, 1997
               _____________



                                      /s/ Gary Palmer
                                      _____________________________
                                       Gary Palmer, General Manager

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          Schedule 13D

            Under the Securities Exchange Act of 1934
                      (Amendment No. ____)

                  _____________________________


                      Web Press Corporation
                      _____________________
                        (Name of Issuer)

                  Common Stock - Par Value .025
                 ______________________________
                 (Title of Class of Securities)

                           947330 10 6
                         ______________
                         (CUSIP Number)

                 ______________________________
                      ____________________

Alan White, 4702 Fremont N., Seattle, WA  98103
_______________________________________________________________
          (Name, Address and Telephone Number of Person
        Authorized to Receive Notices and Communications)
_________________________________________________________________
_________________________________________________________________

                          6/20/97
     _______________________________________________________
     (Date of Event Which Requires filing of this Statement)

     If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule
13d-1(b)(3) or (4), check the following box ___.

     NOTE:     Six copies of this statement, including all
exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                 (Continued on following pages)

CUSIP NO.  947330 10 6          13d            Page 2 of 4 Pages

1.   NAME OF REPORTING PERSON

     Alan White
     _______________


     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ###-##-####
     ___________


2.   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   (b) X
                                                     ___   ___


3.   SEC USE ONLY ____________________________________________

4.   SOURCE OF FUNDS      (PF)
                          ____

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)    ____

6.   CITIZENSHIP OR PLACE OR ORGANIZATION
     U.S.A.
     ______


NUMBER OF SHARES              7.   SOLE VOTING POWER
    BENEFICIALLY                   513,000 shares
                                   _______
   OWNED BY EACH              8.   SHARED VOTING POWER
       REPORTING                   _______ shares
          PERSON              9.   SOLE DISPOSITIVE POWER
            WITH                   513,000 shares
                                   _______
                             10.   SHARED DISPOSITIVE POWER
                                   _______ shares

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON                        513,000
                                   _______

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
     CERTAIN SHARES  ____

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 16.52%
                                                      ______


14.  TYPE OF REPORTING PERSON                     IN
                                                  __

                                                Page 3 of 4 Pages


ITEM 1.   SECURITY AND ISSUER
          ___________________

          The title of the class of equity securities to which this statement relates is shares of the Common Stock, no par value (the "Shares") of Web Press Corporation, a Washington corporation (the "Issuer"). The address of the principal executive offices of the Issuer is:

               22023 68th Avenue South
               _______________________
               Kent, WA  98032
               _______________________


ITEM 2.   IDENTITY AND BACKGROUND
          _______________________
          This statement is being filed by Alan White, a ___________________ whose principal business address is 22023
68th Avenue South, Kent, WA  98032.

     To the best of my knowledge, I, Alan White, have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION
          _________________________________________________

          Personal funds - Cash, IRA, 401(k)
          __________________________________

ITEM 4.   PURPOSE OF TRANSACTION
          ______________________

          Long-term investment.  Increase directors from 3 to 7,
          ________________________________________________________
          and participate as a director.
          ______________________________

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER
          ____________________________________

     A.   ________________________________________________

          a.   Aggregate number of shares owned:  513,000
                                                  _______
               Percent of class:  16.5%
                                  _____

          b.   1.   Sole power to vote or direct vote: 513,000
                                                       _______

                                                Page 4 of 4 Pages


               2.   Shared power to vote or to direct vote:_______

               3.   Sole power to dispose of or to direct the
                    disposition:  513,000
                                  _______

               4. Shared power to dispose of or to direct the disposition: ________

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER
          _________________________________________________________

          None
          ____


ITEM 7.   MATERIALS TO BE FILED AS EXHIBITS
          _________________________________
          Exhibit A:     Power of Attorney

          None
          ____


                            SIGNATURE
                            _________


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:         June 30, 1997
               _____________


                                     /s/ Alan White
                                     ______________________________
                                     Alan White, Purchasing Manager

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          Schedule 13D

            Under the Securities Exchange Act of 1934
                      (Amendment No. ____)

                  _____________________________


                      Web Press Corporation
                      _____________________
                        (Name of Issuer)

                  Common Stock - Par Value .025
                 ______________________________
                 (Title of Class of Securities)

                           947330 10 6
                          ______________
                          (CUSIP Number)

                 ______________________________
                      ____________________

Edwin P. Beierlorzer, 4714 161st Ave SE, Bellevue, WA  98004, 206/641-8798
__________________________________________________________________________
          (Name, Address and Telephone Number of Person
        Authorized to Receive Notices and Communications)
_________________________________________________________________
_________________________________________________________________

                          6/20/97
     _______________________________________________________
     (Date of Event Which Requires filing of this Statement)

     If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule
13d-1(b)(3) or (4), check the following box ___.

     NOTE:     Six copies of this statement, including all
exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                 (Continued on following pages)

CUSIP NO.  947330 10 6            13d          Page 2 of 4 Pages

1.   NAME OF REPORTING PERSON

     Edwin P. Beierlorzer
     ____________________

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ###-##-####
     ___________

2.   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   (b) X
                                                     ___   ___

3.   SEC USE ONLY ____________________________________________

4.   SOURCE OF FUNDS       (PF)
                           ____

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)  ____

6.   CITIZENSHIP OR PLACE OR ORGANIZATION
     U.S.A.
     ______

NUMBER OF SHARES              7.   SOLE VOTING POWER
    BENEFICIALLY                   265,000 shares
                                   _______
   OWNED BY EACH              8.   SHARED VOTING POWER
       REPORTING                   _______ shares
          PERSON              9.   SOLE DISPOSITIVE POWER
            WITH                   265,000 shares
                                   _______
                             10.   SHARED DISPOSITIVE POWER
                                   _______ shares

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     265,000
     _______

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
     CERTAIN SHARES   ___

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 8.26%
                                                      _____

14.  TYPE OF REPORTING PERSON                     IN
                                                  ___

                                                Page 3 of 4 Pages


ITEM 1.   SECURITY AND ISSUER
          ___________________

          The title of the class of equity securities to which this statement relates is shares of the Common Stock, no par value (the "Shares") of Web Press Corporation, a Washington corporation (the "Issuer"). The address of the principal executive offices of the Issuer is:

               22023 68th Avenue South
               _______________________
               Kent, WA  98032
               _______________________

ITEM 2.   IDENTITY AND BACKGROUND
          _______________________

          This statement is being filed by Edwin P. Beierlorzer, a _______________ whose principal business address is 22023 68th
Avenue South, Kent, WA  98032.

     To the best of my knowledge, I, Edwin P. Beierlorzer, have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION
          _________________________________________________

          Personal SEP funds
          __________________

ITEM 4.   PURPOSE OF TRANSACTION
          ______________________

          Long-term investment.  Increase directors from 3 to 7,
          ______________________________________________________
          and participate as a director.
          ______________________________


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER
          ____________________________________

     A.   ________________________________________________

          a.   Aggregate number of shares owned:  256,500
                                                  _______
               Percent of class:  8.3%
                                  ____

          b.   1.   Sole power to vote or direct vote: 256,500
                                                       _______

                                                Page 4 of 4 Pages


               2.   Shared power to vote or to direct vote: __________

               3.   Sole power to dispose of or to direct the
                    disposition:  256,000
                                  _______

               4. Shared power to dispose of or to direct the disposition: ________

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER
          _________________________________________________________

          None
          ____

ITEM 7.   MATERIALS TO BE FILED AS EXHIBITS
          _________________________________

          Exhibit A:     Power of Attorney

          None
          ____


                            SIGNATURE
                            _________

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:         June 30, 1997
               _____________


                      /s/ Edwin P. Beierlorzer
                      _____________________________________________
                      Edwin P. Beierlorzer, Director of Engineering

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          Schedule 13D

            Under the Securities Exchange Act of 1934
                      (Amendment No. ____)

                  _____________________________


                      Web Press Corporation
                      _____________________
                        (Name of Issuer)

                  Common Stock - Par Value .025
                 ______________________________
                 (Title of Class of Securities)

                           947330 10 6
                         ______________
                         (CUSIP Number)

                 ______________________________
                      ____________________

Rolynn Mercer, 14409 151 Pl. SE, Renton, WA  98056, 206/255-9570
________________________________________________________________
          (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
_________________________________________________________________
_________________________________________________________________

                           6/20/97
     _______________________________________________________
     (Date of Event Which Requires filing of this Statement)

     If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule
13d-1(b)(3) or (4), check the following box ___.

     NOTE:     Six copies of this statement, including all
exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                 (Continued on following pages)

CUSIP NO.  947330 10 6           13d           Page 2 of 4 Pages
           ___________

1.   NAME OF REPORTING PERSON

     Rolynn Mercer
     _____________

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ###-##-####
     ___________

2.   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   (b) X
                                                     ___   ___

3.   SEC USE ONLY ____________________________________________

4.   SOURCE OF FUNDS       (PF)
                           ____

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)  _____

6.   CITIZENSHIP OR PLACE OR ORGANIZATION
     U.S.A.
     ______

NUMBER OF SHARES              7.   SOLE VOTING POWER
    BENEFICIALLY                   439,106 shares
                                   _______
   OWNED BY EACH              8.   SHARED VOTING POWER
       REPORTING                   _______ shares
          PERSON              9.   SOLE DISPOSITIVE POWER
            WITH                   439,106 shares
                                   _______
                             10.   SHARED DISPOSITIVE POWER
                                   _______ shares

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     439,106
     _______

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
     CERTAIN SHARES  ____

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 14.14%
                                                      ______

14.  TYPE OF REPORTING PERSON                     IN
                                                  __

                                                Page 3 of 4 Pages


ITEM 1.   SECURITY AND ISSUER
          ___________________

          The title of the class of equity securities to which this statement relates is shares of the Common Stock, no par value (the "Shares") of Web Press Corporation, a Washington corporation (the "Issuer"). The address of the principal executive offices of the Issuer is:

               22023 68th Avenue South
               _______________________
               Kent, WA  98032
               _______________________


ITEM 2.   IDENTITY AND BACKGROUND
          _______________________

          This statement is being filed by Rolynn Mercer, a _______________ whose principal business address is 22023 68th
Avenue South, Kent, WA  98032.

     To the best of my knowledge, I, Rolynn Mercer, have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION
          _________________________________________________

          Personal funds - 401(k), IRA
          ____________________________

ITEM 4.   PURPOSE OF TRANSACTION
          ______________________

          Long-term investment.  Increase directors from 3 to 7,
          ______________________________________________________
          and participate as a director.
          ______________________________

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER
          ____________________________________

     A.   ________________________________________________

          a.   Aggregate number of shares owned:  439,106
                                                  _______
               Percent of class:  14.14%
                                  ______

          b.   1.   Sole power to vote or direct vote:  439,106
                                                        _______

                                                Page 4 of 4 Pages


               2.   Shared power to vote or to direct vote:_______________

               3.   Sole power to dispose of or to direct the
                    disposition:  439,106
                                  _______

               4. Shared power to dispose of or to direct the disposition: ________

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER
          _________________________________________________________

          None
          ____


ITEM 7.   MATERIALS TO BE FILED AS EXHIBITS
          _________________________________

          Exhibit A:     Power of Attorney

          None
          ____



                            SIGNATURE
                            _________

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:         June 30, 1997
               _____________


                                                  /s/ Rolynn Mercer
                                                  _________________
                                                      Rollyn Mercer

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          Schedule 13D

            Under the Securities Exchange Act of 1934
                      (Amendment No. ____)

                  _____________________________


                      Web Press Corporation
                      _____________________
                        (Name of Issuer)

                  Common Stock - Par Value .025
                 ______________________________
                 (Title of Class of Securities)

                           947330 10 6
                         ______________
                         (CUSIP Number)

                 ______________________________
                      ____________________

Roy Thompson, 3901 NE 22nd St., Renton, WA  98056
_________________________________________________________________
          (Name, Address and Telephone Number of Person
        Authorized to Receive Notices and Communications)
_________________________________________________________________
_________________________________________________________________


                          6/20/97
    _______________________________________________________
    (Date of Event Which Requires filing of this Statement)

     If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule
13d-1(b)(3) or (4), check the following box ___.

     NOTE:     Six copies of this statement, including all
exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                 (Continued on following pages)

CUSIP NO.  947330 10 6          13d             Page 2 of 4 Pages

1.   NAME OF REPORTING PERSON

     Roy Thompson
     ____________

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ###-##-####
     ___________

2.   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   (b) X
                                                     ___   ___

3.   SEC USE ONLY_____________________________________________

4.   SOURCE OF FUNDS          (PF)
                              ____

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)  ____

6.   CITIZENSHIP OR PLACE OR ORGANIZATION
     U.S.A.
     ______

NUMBER OF SHARES              7.   SOLE VOTING POWER
    BENEFICIALLY                   458,395 shares
                                   _______
   OWNED BY EACH              8.   SHARED VOTING POWER
       REPORTING                   _______ shares
          PERSON              9.   SOLE DISPOSITIVE POWER
            WITH                   458,395 shares
                                   _______
                             10.   SHARED DISPOSITIVE POWER
                                   _______ shares

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     458,395
     _______

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES
     CERTAIN SHARES   ____

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 14.76%
                                                   _________

14.  TYPE OF REPORTING PERSON                     IN
                                                  __

                                                Page 3 of 4 Pages


ITEM 1.   SECURITY AND ISSUER
          ___________________

          The title of the class of equity securities to which this statement relates is shares of the Common Stock, no par value (the "Shares") of Web Press Corporation, a Washington corporation (the "Issuer"). The address of the principal executive offices of the Issuer is:

               22023 68th Avenue South
               _______________________
               Kent, WA  98032
               _______________________

ITEM 2.   IDENTITY AND BACKGROUND
          _______________________

          This statement is being filed by Roy Thompson, a _______________ whose principal business address is 22023 68th
Avenue South, Kent, WA  98032.

     To the best of my knowledge, I, Roy Thompson, have not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION
          _________________________________________________

          Personal funds -  Cash, 401(k), IRA
          ___________________________________

ITEM 4.   PURPOSE OF TRANSACTION
          ______________________

          Long-term investment.  Increase directors from 3 to 7,
          ______________________________________________________
          and participate as a director.
          ______________________________

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER
          ____________________________________

     A.   ________________________________________________

          a.   Aggregate number of shares owned:  458,395
                                                  _______
               Percent of class:  14.76%
                                  ______


          b.   1.   Sole power to vote or direct vote:  458,395
                                                        _______

                                                Page 4 of 4 Pages


               2.   Shared power to vote or to direct vote:____________

               3.   Sole power to dispose of or to direct the
                    disposition:  458,395
                                  _______

               4. Shared power to dispose of or to direct the disposition: ________

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER
          _________________________________________________________

          None
          ____


ITEM 7.   MATERIALS TO BE FILED AS EXHIBITS
          _________________________________

          Exhibit A:     Power of Attorney

          None
          ____


                            SIGNATURE
                            _________

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:         June 30, 1997
               _____________


                                                   /s/ Roy Thompson
                                                   ________________
                                                       Roy Thompson